Exhibit 99.1

TIME WARNER INC. REPORTS THIRD-QUARTER 2015 RESULTS

Third-Quarter Highlights

•	Revenues increased 5% to $6.6 billion

•	Company posted Adjusted Operating Income of $1.8 billion and Adjusted EPS of $1.25

•	Free Cash Flow totaled $2.9 billion in the first nine months of 2015

•	Company repurchased 41 million shares for $3.3 billion year-to-date through October 30, 2015

NEW YORK, November 4, 2015 – Time Warner Inc. (NYSE:TWX) today reported financial results for its third quarter ended September 30, 2015.

Chairman and Chief Executive Officer Jeff Bewkes said: “We had another very good quarter, with Revenues up 5% and strong growth in Adjusted Operating Income, which totaled $1.8 billion. Our revenue growth was led by Warner Bros. and Home Box Office, and illustrated how our investments in great content have been paying off in our traditional television businesses, as well as in newer areas such as videogames. In September, HBO received a record 43 Primetime Emmy Awards, the most of any network for the 14th consecutive year. That included 12 awards for Game of Thrones, setting a record for a series in a single year.”

Mr. Bewkes continued: “Warner Bros. solidified its position as the leading producer of broadcast series on television with the debuts of Blindspot and Supergirl - the two most-watched new shows among adults 18-49 this broadcast season. Supergirl represents one of the eight shows on television this season based on IP from DC Entertainment, which is also a driver behind the record year Warner Bros. is having in videogames. Through the first three quarters of 2015, Warner Bros. was the top videogames publisher in the U.S. At Turner, buoyed by our coverage of the Major League Baseball playoffs, TBS is the #1 ad-supported cable network in primetime among adults 18-49 year-to-date. Cartoon Network continued to gain share, ending the third quarter as the #1 ad-supported cable network in total day among kids 6-11. Adult Swim also stood out as ad-supported cable’s #1 total day network among adults 18-34 for the 30th consecutive quarter. And CNN continued to grow its primetime ratings across all key demographics in the quarter. Further demonstrating our continuing commitment to shareholder returns, so far this year we’ve returned $4.2 billion to our shareholders through share repurchases and dividends.”

Company Results

Revenues increased 5% to $6.6 billion due to growth at Warner Bros. and Home Box Office, partially offset by higher intercompany eliminations and a decline at Turner. Adjusted Operating Income grew 85% to $1.8 billion due to growth across all operating divisions, reflecting the absence of programming charges incurred in 2014 at Turner and lower restructuring and severance charges across all segments, partially offset by higher intercompany eliminations. Revenues and Adjusted Operating Income included the unfavorable impact of foreign exchange rates of $290 million and $160 million, respectively, in the quarter. Operating Income increased 89% to $1.8 billion.

The Company posted Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $1.25 versus $1.22 for the prior year quarter. Excluding a net tax benefit of $639 million,

programming charges at Turner and restructuring and severance charges in the prior year quarter, Adjusted EPS would have been $0.97 in the prior year quarter. Diluted Income per Common Share from Continuing Operations was $1.26 compared to $1.11 in the prior year quarter.

For the first nine months of 2015, Cash Provided by Operations from Continuing Operations reached $3.0 billion and Free Cash Flow totaled $2.9 billion. As of September 30, 2015, Net Debt was $21.2 billion, up from $19.8 billion at the end of 2014, due to share repurchases, dividends and investments and acquisitions, partially offset by the generation of Free Cash Flow.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2015 through October 30, 2015, the Company repurchased approximately 41 million shares of common stock for approximately $3.3 billion. These amounts reflect the purchase of approximately 16 million shares of common stock for approximately $1.2 billion since the amounts reported in the Company’s second quarter earnings release on August 5, 2015. At October 30, 2015, approximately $1.2 billion remained available for repurchases under the Company’s stock repurchase program.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three and nine months ended September 30, by line of business (millions).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Turner	$2,398	$2,446	$7,935	$ 7,789
Home Box Office	1,367	1,304	4,203	4,060
Warner Bros.	3,190	2,775	9,687	8,711
Intersegment eliminations	(391)	(282)	(786)	(726)

Total Revenues	$6,564	$6,243	$21,039	$ 19,834

Adjusted Operating Income (Loss) (a):
Turner (b)	$1,071	$350	$3,329	$ 2,185
Home Box Office	519	380	1,485	1,396
Warner Bros.	388	241	1,062	857
Corporate	(58)	(114)	(249)	(336)
Intersegment eliminations (b)	(78)	136	(109)	135

Total Adjusted Operating Income	$1,842	$993	$5,518	$ 4,237

Operating Income (Loss) (a):
Turner (b)	$1,072	$337	$3,310	$ 2,166
Home Box Office	519	380	1,485	1,392
Warner Bros.	385	237	1,050	840
Corporate (c)	(64)	(119)	(257)	53
Intersegment eliminations (b)	(78)	136	(109)	135

Total Operating Income	$1,834	$971	$5,479	$ 4,586

Depreciation and Amortization:
Turner	$51	$55	$155	$ 169
Home Box Office	22	22	68	69
Warner Bros.	88	100	262	293
Corporate	6	6	16	20
Intersegment eliminations	—	—	—	—

Total Depreciation and Amortization	$167	$183	$501	$ 551

(a) Adjusted Operating Income (Loss) and Operating Income (Loss) for the three and nine months ended September 30, 2015 and 2014 included restructuring and severance costs of (millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Turner	$(5)	$(199)	$(23)	$ (223)
Home Box Office	—	(48)	(5)	(57)
Warner Bros.	(1)	(45)	(3)	(50)
Corporate	(3)	(11)	—	(16)

Total Restructuring and Severance Costs	$(9)	$(303)	$(31)	$ (346)

(b)     Adjusted Operating Income (Loss) and Operating Income (Loss) for the three and nine months ended September 30, 2014 included $482 million of programming charges at Turner. These charges were partially offset by $139 million of intercompany eliminations primarily related to intercompany profits on programming Turner licensed from Warner Bros. The result was a net charge to Time Warner of $343 million.

(c)     Operating Income (Loss) for the nine months ended September 30, 2014 included a $441 million gain in connection with the sale and leaseback of the Company’s space in Time Warner Center.

Presented below is a discussion of the performance of Time Warner’s segments for the third quarter of 2015. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Revenues decreased 2% ($48 million) to $2.4 billion, due to declines of 15% ($18 million) in Content and other revenues, 1% ($17 million) in Subscription revenues and 1% ($13 million) in Advertising revenues. Content and other revenues decreased due to lower subscription video-on-demand revenues. The decline in Subscription revenues was due to the impact of foreign exchange rates and a decline in domestic subscribers, partially offset by higher domestic rates and local currency growth at Turner’s international networks. Advertising revenues decreased due to the impact of foreign exchange rates and the absence of NASCAR programming, partially offset by local currency growth at Turner’s international networks. Domestic advertising was flat in the quarter.

Adjusted Operating Income increased 206% ($721 million) to $1.1 billion, as the decline in revenues was more than offset by lower expenses, including decreased programming costs and lower restructuring and severance costs. Programming costs decreased 45% primarily due to the absence of the prior year quarter’s $482 million of charges related to Turner’s decision to no longer air certain programming. Excluding these charges in the prior year, programming costs decreased in the high-single digits mainly due to the absence of NASCAR programming.

Operating Income increased 218% ($735 million) to $1.1 billion.

TNT’s NBA Opening Night doubleheader averaged 2.9 million total viewers, up 24% over last year, and generated double-digit growth across all key demographics. TBS’ Major League Baseball postseason coverage averaged 6.3 million total viewers, up close to 50% compared to last year, and was the network’s most watched postseason ever. For the 30th consecutive quarter, Adult Swim was ad-supported cable’s #1 total day network among adults 18-34, and it was #1 among adults 18-49 in the third quarter. CNN’s recent coverage of the Republican presidential debate garnered over 23 million average viewers - making it CNN’s most watched program ever - and the Democratic presidential debate reached over 15 million average viewers - making it the most watched Democratic debate ever on cable. CNN continued to grow primetime ratings across all key demographics, up 39% and 35% for adults 18-49 and 25-54, respectively, in the third quarter. Cartoon Network was once again the only top 3 kids network to grow ratings in the quarter, and ranked as the #1 ad-supported cable network in total day ratings among kids 6-11.

HOME BOX OFFICE

Revenues increased 5% ($63 million) to $1.4 billion, due to increases of 4% ($44 million) in Subscription revenues and 13% ($19 million) in Content and other revenues. Subscription revenues grew primarily due to higher domestic rates, partially offset by lower international revenues, which included the impact of the transfer to Turner of the operation of HBO’s basic cable network in India. The increase in Content and other revenues primarily reflected higher domestic licensing revenues.

Adjusted Operating Income increased 37% ($139 million) to $519 million, reflecting higher revenues and lower expenses. The decrease in expenses was mainly due to lower restructuring and severance costs as well as decreased distribution and programming costs, partially offset by higher marketing and technology costs. Programming costs decreased 6% primarily reflecting lower acquired theatrical programming costs. The higher marketing and technology costs related to HBO NOW, HBO’s stand-alone streaming service.

Operating Income increased 37% ($139 million) to $519 million.

In September, HBO received a record 43 Primetime Emmy Awards, the most of any network for the 14th consecutive year, with Game of Thrones receiving 12 awards, a record for a series in one year, and Olive

Kitteridge receiving eight awards, the second-most of any program. HBO recently added Roku as a distributor for HBO NOW and added support for streaming HBO NOW to Google’s Chromecast and Amazon’s FireTV. In October, HBO Latin America Group announced plans to launch a new streaming version of HBO GO for broadband-only subscribers in Latin America and the Caribbean.

WARNER BROS.

Revenues increased 15% ($415 million) to $3.2 billion, reflecting higher videogames and television licensing revenues, partially offset by the impact of foreign exchange rates, the absence of revenues from a patent license and settlement agreement in the prior year quarter and lower theatrical revenues. The increase in videogames revenues was primarily due to the releases of LEGO Dimensions and Mad Max, as well as carryover revenues from several titles, including Mortal Kombat X and Batman: Arkham Knight. Television licensing revenues benefited from the initial cable and off-network availability of 2 Broke Girls and the initial cable availability and subscription video-on-demand licensing of Person of Interest.

Adjusted Operating Income increased 61% ($147 million) to $388 million, due to the increase in revenues, lower theatrical and videogames valuation adjustments and decreased restructuring and severance costs, partially offset by higher print and advertising costs.

Operating Income increased 62% ($148 million) to $385 million.

Season-to-date among adults 18-49: Blindspot and Supergirl ranked as the top two new series, The Voice ranked as the #1 non-scripted series and The Big Bang Theory ranked as the #1 comedy and #2 series overall in primetime on broadcast television. For the first nine months of the year, Warner Bros. ranked as the top U.S. videogame publisher, and Mortal Kombat X was the #1 videogame.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Third-Quarter Results

Adjusted EPS was $1.25 for the three months ended September 30, 2015, compared to $1.22 in last year’s third quarter. The increase in Adjusted EPS primarily reflects higher Adjusted Operating Income and fewer shares outstanding, offset in part by higher taxes as a result of the $639 million net tax benefit in the third quarter of 2014 mainly related to the reversal of certain tax reserves in connection with an audit settlement.

For the three months ended September 30, 2015, the Company had Income from Continuing Operations of $1.0 billion, or $1.26 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in the third quarter of 2014 of $966 million, or $1.11 per diluted common share.

For the third quarters of 2015 and 2014, the Company had Net Income of $1.0 billion and $967 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities and investments; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2015 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, November 4, 2015. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	September 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and equivalents	$1,774	$ 2,618
Receivables, less allowances of $854 and $1,152	7,322	7,720
Inventories	1,973	1,700
Deferred income taxes	184	184
Prepaid expenses and other current assets	886	958

Total current assets	12,139	13,180
Noncurrent inventories and theatrical film and television production costs	7,294	6,841
Investments, including available-for-sale securities	2,154	2,326
Property, plant and equipment, net	2,569	2,655
Intangible assets subject to amortization, net	1,001	1,141
Intangible assets not subject to amortization	7,027	7,032
Goodwill	27,702	27,565
Other assets	2,788	2,406

Total assets	$62,674	$ 63,146

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,597	$ 7,507
Deferred revenue	607	579
Debt due within one year	199	1,118

Total current liabilities	8,403	9,204
Long-term debt	22,728	21,263
Deferred income taxes	2,006	2,204
Deferred revenue	293	315
Other noncurrent liabilities	5,567	5,684
Redeemable noncontrolling interest	29	—
Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 803 million and 832 million shares outstanding	17	17
Additional paid-in capital	148,309	149,282
Treasury stock, at cost (849 million and 820 million shares)	(45,048)	(42,445)
Accumulated other comprehensive loss, net	(1,392)	(1,164)
Accumulated deficit	(78,238)	(81,214)

Total equity	23,648	24,476

Total liabilities and equity	$62,674	$ 63,146

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$6,564	$6,243	$21,039	$ 19,834
Costs of revenues	(3,526)	(3,681)	(11,802)	(11,457)
Selling, general and administrative	(1,143)	(1,226)	(3,580)	(3,713)
Amortization of intangible assets	(47)	(52)	(138)	(152)
Restructuring and severance costs	(9)	(303)	(31)	(346)
Asset impairments	(7)	(5)	(8)	(31)
Gain (loss) on operating assets, net	2	(5)	(1)	451

Operating income	1,834	971	5,479	4,586
Interest expense, net	(294)	(307)	(874)	(868)
Other loss, net	(54)	(135)	(296)	(140)

Income from continuing operations before income taxes	1,486	529	4,309	3,578
Income tax benefit (provision)	(452)	437	(1,371)	(404)

Income from continuing operations	1,034	966	2,938	3,174
Discontinued operations, net of tax	—	1	37	(65)

Net income	1,034	967	2,975	3,109
Less Net loss attributable to noncontrolling interests	1	—	1	—

Net income attributable to Time Warner Inc. shareholders	$1,035	$967	$2,976	$ 3,109

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$1,035	$966	$2,939	$ 3,174
Discontinued operations, net of tax	—	1	37	(65)

Net income	$1,035	$967	$2,976	$ 3,109

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$1.27	$1.13	$3.57	$ 3.63
Discontinued operations	—	—	0.05	(0.08)

Basic net income per common share	$1.27	$1.13	$3.62	$ 3.55

Average basic common shares outstanding	810.2	850.9	820.4	872.2

Diluted income per common share from continuing operations	$1.26	$1.11	$3.52	$ 3.56
Discontinued operations	—	—	0.04	(0.07)

Diluted net income per common share	$1.26	$1.11	$3.56	$ 3.49

Average diluted common shares outstanding	824.1	870.2	835.5	891.6

Cash dividends declared per share of common stock	$0.3500	$0.3175	$1.0500	$ 0.9525

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Nine Months Ended September 30,

(Unaudited; millions)

	2015	2014
OPERATIONS
Net income	$2,975	$ 3,109
Less Discontinued operations, net of tax	(37)	65

Net income from continuing operations	2,938	3,174
Adjustments for noncash and nonoperating items:
Depreciation and amortization	501	551
Amortization of film and television costs	5,739	5,933
Asset impairments	8	31
Gain on investments and other assets, net	(39)	(453)
Equity in losses of investee companies, net of cash distributions	160	136
Equity-based compensation	154	174
Deferred income taxes	(176)	(315)
Changes in operating assets and liabilities, net of acquisitions	(6,284)	(6,557)

Cash provided by operations from continuing operations	3,001	2,674

INVESTING ACTIVITIES
Investments in available-for-sale securities	(41)	(30)
Investments and acquisitions, net of cash acquired	(344)	(878)
Capital expenditures	(250)	(316)
Investment proceeds from available-for-sale securities	1	17
Proceeds from Time Inc. in the Time Separation	—	1,400
Proceeds from the sale of Time Warner Center	—	1,264
Other investment proceeds	133	125

Cash provided (used) by investing activities from continuing operations	(501)	1,582

FINANCING ACTIVITIES
Borrowings	2,877	2,406
Debt repayments	(2,341)	(21)
Proceeds from exercise of stock options	148	276
Excess tax benefit from equity instruments	141	138
Principal payments on capital leases	(8)	(8)
Repurchases of common stock	(3,030)	(4,481)
Dividends paid	(869)	(841)
Other financing activities	(258)	(147)

Cash used by financing activities from continuing operations	(3,340)	(2,678)

Cash provided (used) by continuing operations	(840)	1,578

Cash used by operations from discontinued operations	(4)	(10)
Cash used by investing activities from discontinued operations	—	(51)
Cash used by financing activities from discontinued operations	—	(36)
Effect of change in cash and equivalents of discontinued operations	—	(87)

Cash used by discontinued operations	(4)	(184)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(844)	1,394
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,618	1,816

CASH AND EQUIVALENTS AT END OF PERIOD	$1,774	$ 3,210

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended September 30, 2015

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$1,071	$(1)	$2	$—	$—	$ 1,072
Home Box Office	519	—	—	—	—	519
Warner Bros.	388	(1)	—	—	(2)	385
Corporate	(58)	(5)	—	—	(1)	(64)
Intersegment eliminations	(78)	—	—	—	—	(78)

Time Warner	$1,842	$(7)	$2	$—	$(3)	$ 1,834

Margin(a)	28.1%	(0.1)%	—%	—%	(0.1)%	27.9%

Three Months Ended September 30, 2014

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$350	$(4)	$(5)	$—	$(4)	$ 337
Home Box Office	380	—	—	—	—	380
Warner Bros.	241	—	—	—	(4)	237
Corporate	(114)	(1)	—	—	(4)	(119)
Intersegment eliminations	136	—	—	—	—	136

Time Warner	$993	$(5)	$(5)	$—	$(12)	$ 971

Margin(a)	15.9%	(0.1)%	(0.1)%	—%	(0.1)%	15.6%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Nine Months Ended September 30, 2015

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$3,329	$(1)	$—	$(17)	$(1)	$ 3,310
Home Box Office	1,485	—	—	—	—	1,485
Warner Bros.	1,062	(1)	(1)	(5)	(5)	1,050
Corporate	(249)	(6)	—	—	(2)	(257)
Intersegment eliminations	(109)	—	—	—	—	(109)

Time Warner	$5,518	$(8)	$(1)	$(22)	$(8)	$ 5,479

Margin(a)	26.2%	—%	—%	(0.1)%	(0.1)%	26.0%

Nine Months Ended September 30, 2014

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$2,185	$(15)	$10	$—	$(14)	$ 2,166
Home Box Office	1,396	(4)	—	—	—	1,392
Warner Bros.	857	(5)	—	—	(12)	840
Corporate	(336)	(7)	441	—	(45)	53
Intersegment eliminations	135	—	—	—	—	135

Time Warner	$4,237	$(31)	$451	$—	$(71)	$ 4,586

Margin(a)	21.4%	(0.2)%	2.3%	—%	(0.4)%	23.1%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. shareholders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Asset impairments	$(7)	$(5)	$(8)	$ (31)
Gain (loss) on operating assets, net	2	(5)	(1)	451
Venezuelan foreign currency loss	—	—	(22)	—
Other	(3)	(12)	(8)	(71)

Impact on Operating Income	(8)	(22)	(39)	349
Investment gains (losses), net	15	(78)	(70)	(57)
Amounts related to the separation of Time Warner Cable Inc.	(4)	—	(8)	(1)
Amounts related to the disposition of Warner Music Group	—	1	—	—
Amounts related to the separation of Time Inc.	(2)	2	(7)	2
Premiums paid and costs incurred on debt redemption	(21)	—	(72)	—
Items affecting comparability relating to equity method investments	17	(5)	(4)	(25)

Pretax impact	(3)	(102)	(200)	268
Income tax impact of above items	9	7	55	84

Impact of items affecting comparability on income from continuing operations	$6	$(95)	$(145)	$ 352

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$1,035	$966	$2,939	$ 3,174
Less Impact of items affecting comparability on income from continuing operations	6	(95)	(145)	352

Adjusted income from continuing operations	$1,029	$1,061	$3,084	$ 2,822

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share from continuing operations	$1.26	$1.11	$3.52	$ 3.56
Less Impact of items affecting comparability on diluted net income per common share from continuing operations	0.01	(0.11)	(0.17)	0.39

Adjusted EPS	$1.25	$1.22	$3.69	$ 3.17

Average diluted common shares outstanding	824.1	870.2	835.5	891.6

Asset Impairments

During the three and nine months ended September 30, 2015, the Company recognized asset impairments of $7 million and $8 million, respectively, which consisted of $5 million and $6 million, respectively, at Corporate primarily related to certain internally developed software, and $1 million for both the three and nine months ended September 30, 2015 at both the Turner and Warner Bros. segments relating to miscellaneous assets.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

During the three months ended September 30, 2014, the Company recognized asset impairments of $5 million, consisting of $4 million at the Turner segment related to miscellaneous assets and $1 million at Corporate related to certain internally developed software. For the nine months ended September 30, 2014, the Company recognized asset impairments of $15 million at the Turner segment related to miscellaneous assets, $4 million at the Home Box Office segment related to the noncash impairment of an international tradename and $5 million and $7 million at the Warner Bros. segment and Corporate, respectively, related to certain internally developed software.

Gain (Loss) on Operating Assets, Net

For the three and nine months ended September 30, 2015, the Company recognized a $2 million gain on operating assets at the Turner segment reflecting a $3 million gain upon its acquisition of the controlling interest of iStreamPlanet Co., LLC and a $1 million loss on the sale of a business. For the nine months ended September 30, 2015, the Company also recognized $2 million of net losses at the Turner segment related to the remeasurement of certain previously held investments upon the Turner segment’s acquisition of controlling interests in those investments as well as a $1 million loss at the Warner Bros. segment.

For the three and nine months ended September 30, 2014, the Company recognized a $5 million loss on operating assets at the Turner segment related to the shutdown of a business. For the nine months ended September 30, 2014, the Company also recognized $15 million of gains at the Turner segment, reflecting a $2 million gain primarily related to the sale of a building in South America and a $13 million gain related to the sale of Zite, Inc., a news content aggregation and recommendation platform, and a $441 million gain at Corporate in connection with the sale and leaseback of the Company’s space in Time Warner Center.

Venezuelan Foreign Currency Loss

For the nine months ended September 30, 2015, the Company recognized a pretax foreign exchange loss of $22 million, consisting of $17 million at the Turner segment and $5 million at the Warner Bros. segment, related to a change in the foreign currency exchange rate used by the Company for remeasuring its Venezuelan net monetary assets from the SICAD 2 rate to the Simadi rate. The Venezuelan foreign currency loss is included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Other

Other reflects external costs related to mergers, acquisitions or dispositions of $3 million and $8 million for the three and nine months ended September 30, 2015, respectively, and $12 million and $71 million for the three and nine months ended September 30, 2014, respectively. External costs related to mergers, acquisitions or dispositions for the three and nine months ended September 30, 2015 consisted of $0 and $1 million, respectively, at the Turner segment, $2 million and $5 million, respectively, at the Warner Bros. segment and $1 million and $2 million, respectively, at Corporate. External costs related to mergers, acquisitions or dispositions for the three and nine months ended September 30, 2014 consisted of $4 million and $14 million, respectively, at the Turner segment primarily related to exit costs in connection with the shutdown of CNN Latino, $4 million and $12 million, respectively, at the Warner Bros. segment primarily related to the acquisition of the international operations of Eyeworks Group and $4 million and $45 million, respectively, at Corporate related to the legal and structural separation of Time Inc. from the Company (the “Time Separation”).

External costs related to mergers, acquisitions or dispositions are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three and nine months ended September 30, 2015, the Company recognized $15 million of net investment gains and $70 million of net investment losses consisting of $5 million and $110 million, respectively, of losses related to fair value adjustments on warrants to purchase common stock of Central European Media Enterprises Ltd. (“CME”) held by the Company and $20 million and $40 million, respectively, of net miscellaneous investment gains.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

For the three and nine months ended September 30, 2014, the Company recognized $78 million and $57 million, respectively, of net miscellaneous investment losses, consisting of $58 million and $59 million, respectively, of losses related to fair value adjustments on warrants to purchase CME common stock held by the Company and $20 million of net miscellaneous investment losses for the three months ended September 30, 2014 and $2 million of net miscellaneous investment gains for the nine months ended September 30, 2014.

Amounts Related to the Separation of Time Warner Cable Inc.

For the three and nine months ended September 30, 2015, the Company recognized $4 million of other loss related to payments made to Time Warner Cable Inc. (“TWC”) in accordance with a tax sharing agreement with TWC and for the nine months ended September 30, 2015, the Company also recognized $4 million of other loss related to changes in the value of a TWC tax indemnification receivable. The Company recognized other expense of $1 million for the nine months ended September 30, 2014 related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by TWC employees. The amounts related to the separation of Time Warner Cable Inc. have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Disposition of Warner Music Group

For the three months ended September 30, 2014, the Company recognized other income of $1 million primarily related to a tax indemnification obligation associated with the disposition of Warner Music Group (“WMG”) in 2004. This amount has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Time Separation

For the three and nine months ended September 30, 2015, the Company recognized $2 million and $7 million, respectively, of other loss primarily reflecting pension and other retirement benefits related to employees and former employees of Time Inc. For the three and nine months ended September 30, 2014, the Company recognized $2 million of other income related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by certain Time Inc. employees.

Premiums Paid and Costs Incurred on Debt Redemption

For the three and nine months ended September 30, 2015, the Company recognized $21 million of premiums paid and costs incurred principally on the redemption of $313 million aggregate principal amount of its 5.875% Notes due 2016 (the “2016 Notes”). For the nine months ended September 30, 2015, the Company also recognized $51 million of premiums paid and costs incurred on the purchase of $687 million aggregate principal amount of its 2016 Notes through a tender offer. The premiums paid and costs incurred on debt redemption were recorded in Other loss, net in the accompanying Consolidated Statement of Operations.

Items Affecting Comparability Relating to Equity Method Investments

For the three and nine months ended September 30, 2015, the Company recognized a $3 million asset impairment recorded by an equity method investee for both periods and $2 million of income and $1 million of losses, respectively, from discontinued operations recorded by an equity method investee. In addition, for the three months ended September 30, 2015, the Company recognized an $18 million reversal of an accrual related to government investigations recorded by an equity method investee. For the three and nine months ended September 30, 2014, the Company recognized $4 million of expenses related to a government investigation of an equity method investee and $1 million and $9 million, respectively, of losses related to discontinued operations recorded by an equity method investee. In addition, for the nine months ended September 30, 2014, the Company recognized a $12 million loss on the extinguishment of debt recorded by an equity method investee. These amounts have been reflected in Other loss, net in the Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash provided by operations from continuing operations	$1,201	$617	$3,001	$ 2,674
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	1	28	9	60
Add excess tax benefits from equity instruments	21	43	141	138
Less capital expenditures	(96)	(110)	(250)	(316)
Less principal payments on capital leases	(3)	(3)	(8)	(8)

Free Cash Flow	$1,124	$575	$2,893	$ 2,548

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television services domestically and premium pay and basic tier television services internationally; and Warner Bros.: consisting principally of television, feature film, home video and videogame production and distribution.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Intersegment Revenues
Turner	$23	$19	$81	$ 76
Home Box Office	4	8	22	27
Warner Bros.	364	255	683	623

Total intersegment revenues	$391	$282	$786	$ 726

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Home video and electronic delivery of theatrical product revenues	$355	$390	$1,185	$ 1,335
Home video and electronic delivery of television product revenues	143	144	341	368

Note 4. DISCONTINUED OPERATIONS, NET OF TAX

Discontinued operations, net of tax for the nine months ended September 30, 2015 was income of $37 million primarily related to the final resolution of a tax indemnification obligation associated with the disposition of WMG. Discontinued operations, net of tax for the three and nine months ended September 30, 2014 was income of $1 million and a loss of $65 million, respectively, primarily related to the Time Separation.